                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 SPECTRX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                              PRELIMINARY COPIES

                                 SPECTRX, INC.
                               6025A UNITY DRIVE
                               NORCROSS, GA 30071

Dear Stockholder,

     I want to take a moment to personally inform you of important financing transactions that help position SpectRx, Inc. to, among other things, continue development efforts to introduce our continuous glucose monitoring and cervical cancer detection products and to continue to grow our BiliCheck(TM) business internationally. It is likely that by the time you receive this letter, you will have already read about them in recent company press releases.

     I am pleased to inform you that we have received financing of about $12 million through two private placements of our common stock. On June 4, 2001, we entered into an agreement with affiliates of SAFECO Corporation, which invested about $9.5 million in SpectRx before transaction expenses. On June 13, 2001, we entered into an agreement with affiliates of Special Situations Fund, which invested about $2.5 million in SpectRx before transaction expenses.

     Under the terms of the agreements, each share of common stock was sold at a price of $6.319 per share, which represented a discount from the market price of our common stock on the dates these transactions closed. The first transaction, funded on June 4, 2001, involved the private placement of 1,500,000 shares of common stock. The second transaction, funded on June 13, 2001, involved the private placement of 395,633 shares of common stock. The 1,895,633 shares issued in these transactions constitute 22.2% of our common stock outstanding prior to the first private placement transaction. In addition, the purchasers of common stock also received warrants to purchase an aggregate of 379,127 shares of common stock for $9.8874 per share, which represented a premium over the market price on the dates these transactions closed. These warrants expire on the fifth anniversary of each of their issuance dates.

     Under Nasdaq Marketplace Rules, stockholder approval is required for a transaction that results in 20% or more of the common stock or voting power of SpectRx being sold for less than the greater of the book or market value of our common stock. Nasdaq has informed us that these two transactions should be aggregated for the purposes of this rule and that we should have received stockholder approval prior to closing the second transaction, which caused us to exceed the 20% threshold. To satisfy Nasdaq's requirements, we have entered into contracts to repurchase 198,905 of the shares sold in these transactions, as well as warrants to purchase 39,781 shares. Closing these repurchases would involve a return of an aggregate of about $1.3 million to the SAFECO and Special Situations entities and would reduce the number of shares sold in the two private placements to less than 20% of our common stock outstanding prior to these transactions. However, should we receive stockholder approval of the proposal described in the attached proxy statement, we intend to terminate these repurchase agreements, as we are permitted to do pursuant to their terms. Therefore, the purpose of this special meeting is to approve these sales and issuances in the aggregate. For purposes of Delaware law, approval of this proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the meeting. For purposes of meeting our Nasdaq obligations, approval will also require the affirmative vote of the stockholders other than the SAFECO and Special Situations entities holding a majority of the outstanding shares of common stock present or represented at the meeting. If this proposal is approved by the stockholders, the Special Situations entities will hold about 3.8% of our outstanding voting stock and the SAFECO entities will hold about 14.4% of our outstanding voting stock. Only stockholders who hold shares of SpectRx common stock at the close of business on August 15, 2001, will be entitled to vote at the special meeting.

     Our board of directors has carefully considered the terms and conditions of the equity investments and has unanimously approved the sales and issuances of shares of our common stock described in the attached proxy statement. The board of directors recommends that you vote "For" approval of the proposal described in the proxy statement by following the instructions stated on the enclosed proxy card.

     The proxy statement provides you with detailed information concerning the equity investments. Please give all of the information contained in this proxy statement your careful attention. YOUR VOTE IS VERY IMPORTANT. TO VOTE YOUR SHARES, YOU MAY USE THE ENCLOSED PROXY CARD OR ATTEND A SPECIAL STOCKHOLDERS MEETING THAT WILL BE HELD FOR THIS IMPORTANT VOTE. The special meeting will be
held at 6025A Unity Drive, Norcross, Georgia 30071 on August   , 2001, at 10:00
a.m. Your attendance at the special meeting is not required for you to vote at the meeting.

     On behalf of our board of directors, I thank you for your support and urge you to vote "For" approval of the proposal described in the proxy statement.

                                          Mark A. Samuels
                                          Chief Executive Officer,
                                          Chairman and Director

Norcross, Georgia
August   , 2001

                                                              PRELIMINARY COPIES
                                 SPECTRX, INC.
                               6025A UNITY DRIVE
                            NORCROSS, GEORGIA 30071

          ------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON AUGUST           , 2001

          ------------------------------------------------------------

TO THE STOCKHOLDERS OF SPECTRX, INC.,

     A special meeting of stockholders of SpectRx, Inc. will be held at 6025A
Unity Drive, Norcross, Georgia 30071 on August   , 2001, at 10:00 a.m., for the
purpose of approving the sales and issuances of an aggregate of 1,895,633 shares of our common stock to SAFECO Growth Opportunities Fund, SAFECO RST Growth Opportunities Fund, SAFECO Diversified Common Stock Portfolio, Special Situations Fund III, LP and Special Situations Private Equity Fund, LP, which shares represented 22.2% of the shares of common stock outstanding prior to these transactions.

     This proposal is more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on August 15, 2001 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          Mark A. Samuels
                                          Chief Executive Officer, Chairman
                                          and Director

Norcross, Georgia
August   , 2001

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                                              PRELIMINARY COPIES

                                 SPECTRX, INC.
                               6025A UNITY DRIVE
                            NORCROSS, GEORGIA 30071

          ------------------------------------------------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS

          ------------------------------------------------------------

                              GENERAL INFORMATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Spectrx, Inc., a Delaware corporation,
for use at a special meeting of stockholders to be held on August      , 2001,
at 10:00 a.m. local time, for the purpose listed in this proxy statement and the accompanying notice. The special meeting will be held at our executive offices, which are located at 6025A Unity Drive, Norcross, Georgia 30071. The telephone number at our executive offices is (770) 242-8723.

     This proxy statement and the accompanying proxy are being mailed to
stockholders on or about August   , 2001. It is contemplated that this
solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, our directors, officers and employees may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. We will pay all expenses incurred in connection with this solicitation of proxies.

     Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving written notice of revocation to our corporate secretary prior to or at the meeting, or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "For" approval of the sales and issuances of an aggregate of 1,895,633 shares of our common stock to SAFECO Growth Opportunities Fund, SAFECO RST Growth Opportunities Fund, SAFECO Diversified Common Stock Portfolio, Special Situations Fund III, LP and Special Situations Private Equity Fund, LP, which shares represented 22.2% of the shares of common stock outstanding prior to these transactions.

                               VOTING SECURITIES

     The shares of common stock, $.001 par value, constitute the only outstanding class of our voting securities. Only our stockholders of record as of the close of business on the record date, August 15, 2001, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. As of the record date, there were 10,428,658 shares of common stock
outstanding and entitled to vote, held of record by           stockholders. A
majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date. For purposes of Delaware law, approval of this proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the meeting. For purposes of meeting our Nasdaq obligations, approval will also require the affirmative vote of the stockholders other than the SAFECO and Special Situations entities holding a majority of the outstanding shares of common stock present or represented at the meeting.

     Shares that are voted "For," "Against" or "Abstain" in a matter, and broker non-votes, are treated as being present at the meeting for purposes of establishing the quorum. Shares that are voted "Against" or

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"Abstain" will not be treated as votes in favor of approving a proposal.
Abstentions, therefore, will have the same effect as votes against a proposal. In the case of a broker non-vote, in which the broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter, the shares represented will not be considered as present with respect to that matter.

                                    PROPOSAL

APPROVAL OF THE SALE AND ISSUANCE OF AN AGGREGATE OF 1,895,633 SHARES OF COMMON STOCK TO THE SAFECO AND SPECIAL SITUATIONS ENTITIES, WHICH SHARES REPRESENTED 22.2% OF THE SHARES OF COMMON STOCK OUTSTANDING PRIOR TO THESE TRANSACTIONS.

     We are seeking stockholder approval as required by Nasdaq Marketplace Rule 4350(i)(1)(D), which requires stockholder approval for the sale or issuance of securities equal to 20% or more of our common stock or voting power, where the sale price for the securities is less than the greater of the book or market value of the securities. The following is a summary of the terms of these sales and issuances of our common stock. This summary is provided for informational purposes to our stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any of our securities.

DESCRIPTION OF PRIVATE PLACEMENTS

     On May 23, 2001, our board of directors formally approved the terms of an equity investment through the private placement of common stock pursuant to a common stock purchase agreement by and among SpectRx and the SAFECO entities. A copy of this common stock purchase agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2001. This common stock purchase agreement provided for the following:

     - the sale of 1,500,000 shares of our common stock at a price of $6.319 per share, which were sold to the SAFECO entities on June 4, 2001; and

     - the issuance of warrants to purchase 300,000 shares of our common stock at a price of $9.8847 per share at any time until June 4, 2006.

The per share price of $6.319 in the SAFECO private placement represented a 15% discount from the weighted average trading price of our common stock as reported by the Nasdaq National Market during the twenty trading days prior to May 21, 2001.

     On June 11, 2001, our board of directors formally approved the terms of an additional equity investment through the private placement of common stock pursuant to a common stock purchase agreement by and among SpectRx and the Special Situations entities. This common stock purchase agreement was in substantially the same form as that used for the SAFECO private placement and was filed as Exhibit 10.2 to the above-referenced Form 8-K. It provided for the following:

     - the sale of 395,633 shares of our common stock at a price of $6.319 per share, which were sold to the Special Situations entities on June 13, 2001; and

     - the issuance of warrants to purchase 79,127 shares of our common stock at a price of $9.8847 per share at any time until June 13, 2006.

The per share price of $6.319 was established through negotiated agreement to be the same price and on the same terms as the SAFECO private placement.

     The proposal set forth in this proxy statement seeks stockholder approval of the sales and issuances of an aggregate of 22.2% of common stock outstanding prior to the SAFECO private placement at a discount to market price.

     The shares sold in these private placement transactions, including the shares issuable upon exercise of the warrants, will be listed on The Nasdaq National Market and will be registered for resale on a registration statement filed with the Securities and Exchange Commission. If this registration statement is not declared effective by September 1, 2001 in respect of the shares sold and warrants issued to the SAFECO entities, additional warrants with the same terms as the warrants issued in the private placement transactions are required to be issued to the SAFECO entities for no additional consideration. If this registration statement is not declared effective by September 10, 2001 in respect of the shares sold and the warrants issued to the Special Situations entities, further additional warrants are required to be issued to the Special Situations entities for no additional consideration. The shares issuable upon exercise of these warrants will also be subject to listing and registration requirements.

     Our board of directors approved each of these private placement transactions. As described below, to achieve compliance with Nasdaq rules we have entered into agreements with the SAFECO and Special Situations entities to repurchase 198,905 shares at a price of $6.319 per share and to receive warrants to purchase 39,781 shares of common stock. If we receive stockholder approval of the proposal included in this proxy statement, we will terminate the agreements at no cost.

REASON FOR REQUEST FOR STOCKHOLDER APPROVAL

     The SAFECO private placement completed on June 4, 2001 resulted in the sale of shares constituting about 17.6% of our outstanding common stock, and the Special Situations private placement completed on June 13, 2001, when combined with the SAFECO private placement, resulted in the sale of shares constituting about 22.2% of our outstanding common stock. These sales were made at a per share price that was discounted from the market value on the corresponding dates of sale. Under Nasdaq Marketplace Rules, stockholder approval is required for a transaction that results in 20% or more of our common stock or voting power being sold for less than the greater of the book or market value of our common stock. Nasdaq has informed us that the two private placement transactions should be aggregated for the purposes of this rule and that we should have received stockholder approval prior to closing the transaction with Special Situations, which caused us to exceed the 20% threshold. To satisfy Nasdaq's requirements, we have entered into contracts to repurchase 198,905 of the shares sold in these transactions, as well as warrants to purchase 39,781 shares. Closing these repurchases would involve a return of an aggregate of about $1.3 million to the SAFECO and Special Situations entities and would reduce the number of shares sold in the two private placements to less than 20% of our common stock outstanding prior to these transactions. However, should we receive stockholder approval of the proposal described in this proxy statement, we intend to terminate these repurchase agreements, as we are permitted to do pursuant to their terms.

BACKGROUND OF THE TRANSACTIONS

     We have had recurring losses and cash outflows from operations. We needed additional capital to, among other things, fulfill our research and development, clinical and regulatory, and sales and marketing goals. We needed to raise additional funds to avoid significantly curtailing or ceasing some of our ongoing operations.

     In order to obtain the additional capital needed to further the above goals, we sought financing, as described below, from various sources. We determined that the equity investment from the private placement of shares to institutional investors, like the SAFECO and Special Situations entities, was the best source of financing to allow us to pursue these goals.

     In July 2000, we authorized The Robinson-Humphrey Company, LLC to examine various financing alternatives. At that time, we decided to seek additional financing through a private investment. We hoped to issue up to 1,500,000 shares of our common stock at prices subject to our sole discretion.

     In the fall of 2000, we privately met with Robinson-Humphrey and several financial investors, some of whom expressed interest in making an equity investment in SpectRx. However, we could not agree with these potential investors on terms, and the financing efforts were suspended pending additional progress in our development efforts and in the financing environment for small capitalization, early development companies, especially those in the medical device arena.

     Several factors contributed to the difficulty we faced in receiving financing. First, the condition of the financial markets in general created an environment in which investors were hesitant to invest in medical technology companies, particularly early development companies like SpectRx. Also, we were at relatively preliminary stages of development in some of our products, and potential investors indicated a desire to wait until our product development was more advanced.

     In December 2000, we received a $2.0 million development milestone payment from our collaborative partner, Abbott Laboratories, for progress in the development program related to our continuous glucose monitoring product. At the same time, research and development expenditures on a whole range of product development efforts continued to exceed revenues, resulting in ongoing losses and cash outflows from operations.

     In the first quarter of 2001, we and Robinson-Humphrey again explored investor interest and did not find any investor willing to commit. In May 2001, the SAFECO entities expressed interest in making an equity investment, and we negotiated and ultimately completed a private placement transaction with them. Specifically, on May 14, 2001, the SAFECO entities indicated they were interested in discussing with us an investment in SpectRx. After a meeting and follow-up due diligence, the SAFECO entities proposed financing terms on May 18, 2001, and we finalized terms on May 21, 2001.

     On May 23, 2001, at its regularly scheduled meeting, our board of directors approved the private placement of 1,500,000 shares of common stock to the SAFECO entities at the price of $6.319 per share and the issuance of warrants to purchase 300,000 shares of common stock at $9.8847 per share. The board also authorized the grant of registration rights with respect to all shares of common stock issued or issuable in the transaction.

     On June 4, 2001, holders of a majority of the shares entitled to registration rights under the amended and restated registration rights agreement dated October 31, 1996, as amended, agreed to waive specified "piggyback" registration rights to permit registration of the shares to be issued to the SAFECO entities, which was a condition to the SAFECO entities signing the agreement.

     On June 4, 2001, we and the SAFECO entities executed a common stock purchase agreement, pursuant to which we received about $9.5 million before transaction expenses and issued 1,500,000 shares of common stock and warrants to purchase 300,000 shares of common stock.

     On June 5, 2001, we and Robinson-Humphrey discussed the increased likelihood that additional investors might be interested in investing. We decided to inquire among the potential investors we had approached previously whether there was renewed interest in light of the significant cash revenue obtained as a result of the SAFECO private placement.

     On June 7, 2001, Robinson-Humphrey indicated that one of these potential investors, Special Situations Fund, which had expressed interest in investing previously, was now interested in making an investment. This expression of interest resulted in negotiations with its affiliates, and ultimately we completed a private placement with them. Specifically, on June 8, 2001, the Special Situations entities offered to invest on the same terms and conditions as the SAFECO private placement.

     On June 11, 2001, our board of directors approved the private placement of 395,633 shares of common stock to the Special Situations entities at the price of $6.319 per share and the issuance of warrants to purchase 79,127 shares of common stock at $9.8847 per share. The board also authorized the grant of registration rights with respect to all shares of common stock issued or issuable in the transaction.

     On June 13, 2001, holders of a majority of shares entitled to registration rights under the amended and restated registration rights agreement agreed to waive specified "piggyback" registration rights to permit registration of the shares of common stock to be issued to the Special Situations entities, which was a condition to the Special Situations entities signing the agreement.

     On June 13, 2001, we and the Special Situations entities executed a common stock purchase agreement, pursuant to which we received about $2.5 million before transaction expenses and issued 395,633 shares of common stock and warrants to purchase 79,127 shares of common stock.

IMPACT OF THE ISSUANCE ON EXISTING STOCKHOLDERS

     If the proposal is approved, the shares of common stock issued in the private placements will represent 22.2% of the total shares of our common stock issued and outstanding prior to the SAFECO private placement. If it is not approved, we will repurchase 198,905 shares of common stock and warrants to purchase 39,781 shares of common stock for about $1.3 million.

     Neither the SAFECO entities nor the Special Situations entities will have rights that are different from those of our existing stockholders. In determining whether to vote for the proposal, stockholders other than the SAFECO and Special Situations entities should consider that they are subject to the dilution to their interests that resulted from these issuances of shares of common stock, and that as a result of these issuances, those stockholders own a smaller percentage of our outstanding common stock. Our stockholders are not entitled to preemptive rights.

SUMMARY OF TERMS OF THE AGREEMENTS

     Set forth below are summaries of the provisions of the common stock purchase agreements and the registration rights agreements entered into between us and the SAFECO entities, dated as of June 4, 2001, and between us and the Special Situations entities, dated as of June 13, 2001. The registration rights agreements have been filed as Exhibits 4.1 and 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2001. The summary of these agreements is qualified in its entirety by reference to the corresponding agreement. In addition, we have included a summary of the provisions of the agreements with the SAFECO and Special Situations entities regarding our repurchase of 198,905 shares of common stock and warrants to purchase 39,781 shares of common stock if stockholder approval is not obtained.

  Terms of the Common Stock Purchase Agreements

     Representations and Warranties. We made customary representations and warranties to each investor relating to, among other matters:

     - our corporate organization and standing;

     - our corporate power to enter the agreement;

     - our corporate structure;

     - our capitalization;

     - the authorization, binding effect and enforceability of the agreement and our obligations under it;

     - the accuracy and timeliness of our publicly filed reports;

     - the exemption of the transactions from registration requirements of federal and state securities laws;

     - the enforceability of the registration rights agreement;

     - the absence of any material adverse changes in our business;

     - the absence of any third party consents and approvals required for the transaction;

     - the absence of defaults or violations under our material contracts or any laws;

     - our listing on The Nasdaq National Market;

     - broker's fees; and

     - other matters, including, but not limited to litigation, tax, property, intellectual property, environmental and insurance matters.

     Each of the SAFECO and Special Situations entities made customary representations and warranties to us relating to, among other matters, its organization, the authorization, binding effect and enforceability of the common stock purchase agreement and its obligations under the common stock purchase agreement, its access to information and its status as an accredited investor under applicable securities laws.

  Terms of the Registration Rights Agreements

     Registration Provisions. The registration rights agreements require us to prepare and file with the Securities and Exchange Commission a registration statement for the purpose of registering for resale under the Securities Act of 1933, as amended, all of the shares of our common stock that were sold to the SAFECO and Special Situations entities under the common stock purchase agreements, as well as the shares issuable upon exercise of the warrants. They also provide that we will use our best efforts to cause the registration statement to become effective no later than ninety days following the closing of each investment. Finally, we have agreed to keep the registration statement effective for two years or until the earlier of the date on which all of the registrable securities are sold or can be sold by the holders without registration in compliance with Rule 144 under the Securities Act without regard to the volume limitations imposed by Rule 144.

     Additional Warrants. We agreed to issue additional warrants to each of the SAFECO and Special Situations entities if we did not meet specified deadlines for registering the shares of common stock purchased by them and the shares of common stock underlying warrants they hold. In each registration rights agreement, we were obligated to use our best efforts to:

     - file an initial registration statement with the Securities and Exchange Commission within thirty days of the closing of each investment; and

     - have the registration statement declared effective within ninety days of the closing of each investment.

     On June 28, 2001, we filed a registration statement on Form S-3 for the resale of those shares of common stock issued to the SAFECO and Special Situations entities, as well as the shares issuable upon exercise of the warrants.

     If the registration statement related to the SAFECO entities' shares has not been declared effective by the Securities and Exchange Commission by September 1, 2001, then we will be required to issue the SAFECO entities additional warrants to purchase shares of our common stock for each thirty day period the registration statement is not declared effective. If the registration statement related to the Special Situations entities' shares has not been declared effective by the Securities and Exchange Commission by September 10, 2001, then we have agreed to issue the Special Situations entities additional warrants to purchase shares of our common stock for each thirty day period the registration statement is not declared effective. The number of additional shares of common stock we will be obligated to issue for any additional warrants is equal to five percent of the shares of common stock issued to each investor for each thirty day period, up to a maximum amount of 20% of the shares of common stock issued to each investor.

     Indemnity. Generally, we have agreed to indemnify each of the investors, for any and all losses, liabilities, damages, expenses and other costs arising from any actual or threatened claims brought against us or each investor in connection with or arising out of or based upon any untrue statement of a material fact made by us and contained in the registration statement. Each investor has agreed to indemnify us for similar claims arising out of or based upon any untrue statement of a material fact made by the investor and contained in the registration statement.

  Terms of the Repurchase Agreements

     Representations and Warranties. Each party represented and warranted that it has all corporate or partnership power to execute and deliver the repurchase agreement and to carry out and perform its obligations. Each party further represented that it had taken all corporate or partnership action necessary to authorize the execution, delivery and performance of the obligations under the repurchase agreement.

     Obligations. Each of the SAFECO and Special Situations entities agreed to sell back the portion of the 198,905 shares of common stock and warrants to purchase 39,871 shares of common stock representative of the portion of their initial investment. The purchase price to be paid by SpectRx is $6.319 per share of

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

common stock. We have agreed to segregate funds equal to the total purchase price pending closing or the termination of the repurchase agreements. In addition, we have agreed to use our best efforts to obtain stockholder approval regarding the private placement transactions by the closing date. The obligations of each party under the repurchase agreements are unconditional.

     Closing. The closing is scheduled to occur on August 31, 2001, although either party to each agreement may delay the closing date for up to an additional twenty days. If stockholder approval is obtained prior to closing, either party to each of the repurchase agreements may terminate the agreement. We intend to terminate the repurchase agreements upon receipt of stockholder approval.

                                USE OF PROCEEDS

     We intend to use the proceeds from these sales of shares of common stock to provide the necessary funding for research, development, clinical trials, regulatory efforts, sales and marketing activities, working capital and other general corporate purposes.

     Prior to their use, we intend to invest the net proceeds of these private placements in short-term, high-grade interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below lists information regarding the beneficial ownership of our common stock as of July 31, 2001, excluding the shares issued in the SAFECO and Special Situations private placement transactions, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) our chief executive officer and our four other most highly compensated executives, (iv) all directors and executive officers as a group and (v) the Special Situations entities. Unless otherwise indicated, the address of each officer and director is 6025A Unity Drive, Norcross, Georgia 30071. The table also shows the beneficial ownership as of July 31, 2001, including the shares issued in the SAFECO and Special Situations private placement transactions.

                                               AMOUNT &                        AMOUNT &
                                               NATURE OF                       NATURE OF
                                              BENEFICIAL      PERCENT OF      BENEFICIAL      PERCENT OF
                                               OWNERSHIP         CLASS         OWNERSHIP         CLASS
                                              BEFORE THE      BEFORE THE       AFTER THE       AFTER THE
                                                PRIVATE         PRIVATE         PRIVATE         PRIVATE
NAME AND ADDRESS OF BENEFICIAL OWNER         PLACEMENTS(1)   PLACEMENTS(2)   PLACEMENTS(1)   PLACEMENTS(3)
------------------------------------         -------------   -------------   -------------   -------------
Entities affiliated with Hillman Medical
  Ventures(4)..............................    1,878,463         22.0%         1,878,463         18.0%
  (Charles G. Hadley)
  824 Market Street
  Suite 900
  Wilmington, DE 19801
Noro-Moseley Partners......................      863,456         10.1%           863,456          8.3%
  4200 Northside Parkway
  Building 9
  Atlanta, GA 30327
Abbott Laboratories........................      500,143          5.9%           500,143          4.8%
  100 Abbott Park Road
  Abbott Park, IL 60064
SAFECO Affiliates(5).......................            0            0%         1,800,000         16.8%
  601 Union Street, Suite 2500
  Seattle, WA 98101
Special Situations Affiliates(6)...........            0            0%           474,760          4.6%
  153 East 53rd Street
  New York, NY 10022
Keith D. Ignotz(7).........................      598,592          6.8%           598,592          5.6%
Mark A. Samuels(8).........................      579,199          6.6%           579,199          5.4%
Thomas H. Muller, Jr.(9)...................      155,899          1.8%           155,899          1.5%
Richard L. Fowler(10)......................       69,862          0.8%            69,862          0.7%
Mark Faupel(11)............................       78,853          0.9%            78,853          0.8%
Earl Lewis(12).............................        7,291          0.1%             7,291          0.1%
William Zachary(13)........................       16,588          0.2%            16,588          0.2%
Chris Monahan(14)..........................        1,875          0.0%             1,875          0.0%
All directors and executive officers as a
  group -- 11 persons(15)..................    3,455,155         36.7%         3,455,155         30.5%

---------------

 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
 (2) Percentage ownership is based on 8,533,025 shares of common stock outstanding as of July 31, 2001, excluding the shares issued in the SAFECO and Special Situations private placement transactions. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after July 31, 2001, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (3) Percentage ownership is based on 10,428,658 shares of common stock outstanding as of July 31, 2001, including the shares issued in the SAFECO and Special Situations private placement transactions. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after July 31, 2001, and warrants currently exercisable or exercisable within 60 days after July 31, 2001, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (4) Consists of 5,625 shares held by Mr. Hadley subject to stock options that are exercisable within 60 days of July 31, 2001, 82,637 shares held by Wilmington Interstate Corporation, 75,000 shares held by Hillman Medical Ventures 1997 L.P., 423,102 shares owned by Hillman Medical Ventures 1996 L.P., 101,860 shares owned by Hillman Medical Ventures 1995 L.P., 275,953 shares owned by Hillman Medical Ventures 1994 L.P., 714,286 shares owned by Hillman Medical Ventures 1993 L.P. and 200,000 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A Dated 11/18/85 The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. of which Charles Hadley, one of our directors, Hal S. Broderson and Ronald
     J. Brenner are the general partners, and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is an indirect wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations. Wilmington Securities Corporation is an indirect wholly-owned subsidiary of The Hillman Company. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, trustees of the Henry L. Hillman Trust, which trustees may be deemed the beneficial owners of all the shares except those subject to options owned by the Hillman Medical Ventures partnerships.
 (5) Consists of 861,000 shares held by SAFECO Growth Opportunities Fund, 464,000 shares held by SAFECO Growth Opportunities Portfolio, and 175,000 shares held by SAFECO Diversified Common Stock Portfolio and the following warrants for the purchase of shares that are effective until June 4, 2006 in the following amounts: 172,000 held by SAFECO Growth Opportunities Fund, 92,800 held by SAFECO Growth Opportunities Portfolio, and 35,000 held by SAFECO Diversified Common Stock Portfolio. All of these entities are affiliates of SAFECO Asset Management.
 (6) Consists of 237,380 shares held by Special Situations Fund III, LP and 158,253 shares held by Special Situations Private Equity Fund, LP and the following warrants for the purchase of shares that are exercisable until June 13, 2006 in the following amounts: 47,476 held by Special Situations Fund III, LP and 31,651 shares held by Special Situations Private Equity Fund, LP. Both of these entities are affiliates of Special Situations Fund.
 (7) Consists of 370,629 shares held by Mr. Ignotz and 227,963 shares subject to stock options that are exercisable within 60 days of July 31, 2001.
 (8) Consists of 286,386 shares held by Mr. Samuels and 291,963 shares subject to stock options that are exercisable within 60 days of July 31, 2001.
 (9) Consists of 10,185 shares held by Mr. Muller and 145,714 shares subject to stock options that are exercisable within 60 days of July 31, 2001.
(10) Consists of 9,476 shares held by Mr. Fowler and 60,386 shares subject to stock options that are exercisable within 60 days of July 31, 2001.
(11) Consists of 78,853 shares held by Mr. Faupel subject to stock options that are exercisable within 60 days of July 31, 2001.
(12) Consists of 7,261 shares held by Mr. Lewis subject to stock options that are exercisable within 60 days of July 31, 2001.
(13) Consists of 10,963 shares held by Mr. Zachary and 5,625 shares subject to stock options that are exercisable within 60 days of July 31, 2001.
(14) Consists of 1,875 shares held by Mr. Monahan subject to stock options that are exercisable within 60 days of July 31, 2001.

(15) Consists of 2,561,765 shares held by the directors and executive officers and 893,390 shares subject to stock options that are exercisable within 60 days of July 31, 2001.

             REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

     For purposes of Delaware law, approval of the proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented at the meeting. For purposes of meeting our Nasdaq obligations, approval will also require the affirmative vote of the stockholders other than the SAFECO and Special Situations entities holding a majority of the outstanding shares of common stock present or represented at the meeting. The board of directors recommends a vote "For" the sales and issuances of an aggregate of 1,895,633 shares of our common shares to the SAFECO and Special Situations entities, which shares represented 22.2% of the shares of common stock outstanding prior to these transactions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
                     TO BE PRESENTED AT 2002 ANNUAL MEETING

     We must receive proposals of our stockholders which are intended to be presented by stockholders at the 2002 annual meeting at our principal executive offices no later than January 1, 2002 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2002 annual meeting, if that stockholder fails to notify us in the manner just described by March 16, 2002, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2002 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

21


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 SPECTRX, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST __, 2001

         The undersigned stockholder of SPECTRX, INC., a Delaware corporation, acknowledges receipt of the notice of special meeting of stockholders and proxy statement, each dated August __, 2001 and hereby appoints Mark A. Samuels and Thomas H. Muller, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting to be held on August __, 2001 at 10:00 a.m. local time, at 6025A Unity Drive, Norcross, Georgia 30071 and at any adjournment or adjournments of the special meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

APPROVAL OF THE SALE AND ISSUANCE OF AN AGGREGATE OF 1,895,633 SHARES OF COMMON STOCK TO SAFECO GROWTH OPPORTUNITIES FUND, SAFECO RST GROWTH OPPORTUNITIES FUND, SAFECO DIVERSIFIED COMMON STOCK PORTFOLIO, SPECIAL SITUATIONS FUND III, LP AND SPECIAL SITUATIONS PRIVATE EQUITY FUND, LP, WHICH SHARES REPRESENTED 22.2% OF THE SHARES OF COMMON STOCK OUTSTANDING PRIOR TO THESE TRANSACTIONS.

              [ ]  FOR          [ ]  AGAINST         [ ]  ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters which may properly come before the special meeting or any adjournment or adjournments of the special meeting.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF THE SALE AND ISSUANCE OF THE SHARES, AND AS THE DESIGNATED PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.


                                        Dated:                            , 2001
                                              ----------------------------


                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature

                                        (This proxy should be marked, dated and
                                        signed by the stockholder(s) exactly as
                                        his or her name appears on this proxy,
                                        and returned promptly in the enclosed
                                        envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)